Exhibit 10.14

Mr. Vincent Brigidi

Re:Revisions to Employment Terms

Dear Vincent:

This letter (hereinafter, the “Amendment”) amends your offer letter dated September 30, 2014 (hereinafter, the “Offer Letter”).

The following paragraph is added immediately following the second-to-last paragraph of the Offer Letter (which describes your employment with the Company as “at will”):

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Severance:  In the event your employment is terminated by the Company without Cause, as defined below, or if you terminate your employment with the Company for Good Reason, also as defined below, in each case, subject to your execution (and, if applicable, non-revocation) of an agreement releasing all claims against the Company containing standard terms acceptable to the Company, the Company will pay your base salary (as of the date of termination) and pay the premium required for you to continue group health insurance coverage under the Company's plans pursuant to COBRA (at the coverage level selected by you as of the open enrollment period immediately preceding your last day of employment with the Company), each for the 12-month period immediately following your last day of employment with the Company.

•

“Good Reason” means a change in authority, duties, responsibilities, reporting lines, or other action by the Company resulting in a material diminution of, or material alteration to, your position, which remains unremedied for the period of 30 consecutive days after you provide written notice to the Company's Chief Executive Officer of the conditions you contend amount or give rise to Good Reason.  The Company requests, as a matter of professional courtesy, that you provide three months' advance notice of any voluntary resignation of employment.

•

“Cause” means:  (1) your being charged with a felony or misdemeanor criminal offense, other than a misdemeanor traffic offense; (2) your engagement in any act involving gross misconduct or dishonesty that is materially injurious to Company or any of its affiliates; (3) your willful and continued breach of, or failure substantially to perform under or comply with, any of the material terms and covenants of any written agreement with the Company or any of its affiliates; (4) your willful and continued breach of, or refusal or failure substantially to perform under, any policy or reasonable performance goals set by the Company or its affiliates with respect to your job duties or responsibilities, the operation of Company's or its affiliates' business and affairs, or the management of Company's or its affiliates' employees; or (5) you commit or have committed (or are reasonably believed by the Company to have committed) a breach of any laws or regulations which may affect or relate to the conduct of the Company's or its affiliates' business; provided, however, that with respect to (3) and (4) above, you will be provided notice of any misconduct and/or breach constituting Cause and given reasonable opportunity (not to exceed 30 consecutive days) to cure the misconduct and/or breach (unless such misconduct and/or breach is determined by the Company not to be susceptible to cure, in which case termination shall be deemed to be immediate), and provided further that such thirty (30) consecutive day cure period shall only be available for the first such misconduct and/or breach of the same or substantially similar type and subsequent misconduct and/or breach of the same or substantially similar type shall constitute Cause without regard to your subsequent cure of same.

1150 North Alma School Road, Mesa, Arizona 85201     ●     TEL 480.443.7000       ●       www.atsol.com

Letter to Date Page 2

This Amendment supersedes any prior understanding, written or oral, between you and the Company respecting the subject matter contained herein.  To the extent the provisions of this Amendment may conflict with your Offer Letter, the provisions of this Amendment shall control.

Please sign below to document your agreement to this Amendment.

Sincerely,

/s/ David M. Roberts

David M. Roberts
President & Chief Operating Officer
American Traffic Solutions, Inc.

/s/ Vincent Brigidi	2/29/16
Vincent Brigidi	Date